AMENDMENT AGREEMENT

          THIS AMENDMENT AGREEMENT (this "Agreement") is made and entered into as of the 16th day of August, 2001, by and between COGENTRIX ENERGY, INC., a North Carolina corporation (the "Employer"), and                                                                   (the "Employee").

Statement of Purpose

          The Employer and the Employee are parties to a Profit-Sharing Plan Agreement dated as of                                             ,                      covering the Employee's participation in the Cogentrix Profit-Sharing Plan (the "Plan Participation Agreement"). The Employer and the Employee desire to amend the Plan Participation Agreement in certain respects, and this Agreement sets forth such amendments.

          NOW, THEREFORE, in consideration of the foregoing Statement of Purpose and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

          1.           Paragraph 2. of Section III of the Plan Participation Agreement is hereby amended by deleting said paragraph in its entirety and by substituting in lieu thereof the following new paragraph:

"2.         Severance Benefits. In the event of an Employment Termination of Employee (other than termination for Willful Misconduct), Employer shall be obligated to pay and Employee shall be entitled to receive a severance benefit (in addition to any Annual Distribution which Employee would receive under Section II.1. above for the then-current Plan Year) equal to the percentage of the highest Annual Distribution to which Employee was or is entitled in accordance with Section II above for any of the three full Plan Years preceding the Employment Termination:

Length of Full-time Employment Completed at Time of Employment Termination	Severance Benefit (Stated as % of Highest Annual Distribution for the three full preceding Plan Years)

3 years or less 4 years 5 years 6 years 7 years 8 years 9 years 10 years or more	25% 50% 75% 100% 125% 150% 175% 200%

Employer may, in its sole discretion, elect to pay the severance benefits under this Section III.2. in installments, the first of which shall be equal to twenty-five percent (25%) of the severance benefit due, payable within thirty (30) days of the date of Employment Termination, with the remaining seventy-five percent (75%) due and payable in twenty (20) consecutive equal monthly installments, without interest, commencing on the date sixty (60) days following the date of Employment Termination."

          2.          Except as expressly amended hereby, the Plan Participation Agreement shall continue in full force and effect.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

                                                                        COGENTRIX ENERGY, INC.

                                                                         By:

                                                                              David J. Lewis
                                                                              Chairman and Chief Executive Officer